Exhibit 99.2

PacificNet Inc.
Second Quarter Earnings
Conference Call
August 14, 2006

Operator:   Ladies and gentlemen, welcome to the PacificNet Q2 Earnings conference call. During this session all lines will be muted until the question and answer portion of the call. If you need audio assistance, please press star zero and an operator will assist you.

At this time, I’d like to introduce today’s first speaker Tony Tong, Chairman and CEO of PacificNet.

Tony Tong:         Good morning everyone. My name is Tony Tong, and I’m PacificNet’s Chairman and CEO, calling from Hong Kong. I’m joined today by Victor Tong, our President and Interim CFO, who is also calling from Hong Kong and Mr. Jacob Lakhany, our Director of Investor Relations, who’s calling from our US IR center.

                 I would like to welcome all of you to our Second Quarter Earnings call for the period ended June 30th, 2006. Before we begin, I’ve asked Jacob to read the following statement. Jacob, please.

Jacob Lakhany:                   Thank you, Tony. This conference call contains forward-looking statements. Statements that are not historical facts, including statements about our belief and expectations are forward-looking statements. Forward-looking-statements involve inherent risks and certainties, potential risks and uncertainties include, but are not limited to, PacificNet’s historical and possible future losses, limited operating history, uncertain regulatory landscape in China and fluctuations in quarterly operating results. Further information on these and other risks is included in PacificNet’s Form 10-K, 10-Q and other filings with the SEC. The Company is under no obligation to update statements made on this call to reflect subsequent events in its business.

                At this time I would like to go ahead and turn the call over to Victor to discuss the results. Victor.

Victor Tong:        Thank you, Jacob. We are pleased to report quarterly revenues for the period ended June 30th, 2006 of 19,330,000, an increase of 57% as compared to 12,280,000 from Q2 2005. Quarterly gross profit was 4,923,000, a significant increase of 85% as compared to 2,667,000 from Q2 2005. Quarterly operating profit was 1,371,000, an increase of 15% as compared to 1,192,000 from Q2 2005. The increase in revenue was mainly due to the higher revenue from call center business in Hong Kong especially with rising labor costs. Business Process outsourcing, BPO, now is a firmly-entrenched trend in Hong Kong and the PRC. Demand for outsourcing services have been steadily increasing especially in sectors such as banking, insurance and telecom and such demand need to continue to grow in the first half of 2006.

                The improvement on gross margin for three month period from the period -- from the prior period was primarily due to contribution from higher margin subsidiaries. Quarterly net income of 952,000 or EPS of $0.09 per basic share, $0.08 per diluted share, represented an increase of 61% as compared to net income of 593,000 or $0.06 per basic share, $0.06 per diluted share, in Q2 2005. Net profit margin increased to 4.9% for Q2 2006 from 4.8% for Q2 2005. The Company’s Q2 net profits were partly offset by increased expense of 500,000 due to added management expense as a result of soft compliance cost, increased audit fees in Q2, which we did a 10-K 2005, an increase of interest expense of 100,000 and other convertible expense in our recent 8 million convertible debentures that we closed in March 2006.

                Each of our subsidiaries and investments, including Epro, Linkhead, Smartime, 3G, Clickcom and ChinaGoHi, Wanrong, iMobile PacificNet Communications and PacificNet Power were profitable. Quarterly revenues of 3,552,000, 5,517,000 and 8,914,000, an operating profit of 283,000, 1,130,000 and 208,000 were generated from the Company’s three business units: One, VMR Outsourcing Services; two, Value Added Services, VAS; and three, Telecom Distribution Services respectively. This compares to revenues of 3,403,000, 4,744,000 and 4,055,000, an operating profit of 305,000, 1,086,000 and 118,000 for Q2 2005 respectively.

                As of June 30th, 2006, cash and cash equivalent is 5,935,000 compared to 9,579,000 at December 31st, 2005 as a result of the decrease of cash equivalent of more than 3.2 million due to partially including Lion Zone. We had approximately close to 2,500 employees in China at the end of the second quarter. The increase was partially due to our expanded presence in China. We now have offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and VAS branch offices in 26 provinces in China including Guangdong, Guangxi, Hubei, Hunan, Jiangsu, Zhejiang, Shanghai, Henan, Anhui, Yunnan, Gansu, Ningxia, Inner Mongolia, Guizhou, Tianjin, Qinghai, Hainan, Heilongjiang, Shaanxi, Shandong, Chongqing, Jiangxi, Beijing, Hebei, Liaoning, and Jilin.

                Now I’d like to run the call over to Tony to discuss the business in greater detail. Tony.

Tony Tong:          Thank you, Victor. Over the second quarter we have worked hard for the transition of our business from the lower margin distribution business to higher margin value added services which will help us drive superior bottom line results. We believe in a relatively short time -- short period of time, that we have made significant progress. This has been -- has already been demonstrated by our increase in both gross and operating margins in the second quarter. For example, acquisitions such as Guangzhou3G helped us enter the mobile Internet market in China. In Q1, we acquired iMobile Beijing which further enhances our position in this rapidly growing BDC E-Commerce market in China. We have also further expanded our VAS business as Chinese companies are increasingly recognizing that we can help them build loyalty and make their product more competitive using our CRM services.

                Our acquisition of a majority interest in Guangzho Wanrong, which is one of the leading providers of value added services in China, is expected to help us to support further growth during the second half of fiscal 2006 and beyond.

                Recently, PacificNet completed the acquisition of an 80% majority interest in Allink Hong Kong Limited, which is one of the leading BCTV communication and security surveillance technology and services provider based in Hong Kong utilizing extra low voltage technology for property management, hotel management companies in Hong Kong.

                In addition, PacificNet has also recently acquired a 35% interest in a leading gaming technology company with operations in Macau and Zhuhai China called Able Entertainment Technology Limited. They’re a share swap with our subsidiary PacificNet Games Limited. Through this transaction we have entered the readily growing and gaming entertainment market in the booming town of Macao, China which is the only city in China that permits casino and slot machine gaming operations.

                With 2008 Beijing Olympic games drawing near, there will be tremendous changes taking place in Beijing that’s why we have recently moved to the new Beijing headquarters and I’m very pleased to see this step forward. With China’s huge domestic market, high growth economy and souring demand for CRM and other value added services, we believe that this move will help sustain the growth of our company. I would like to spend more time discussing several of the transactions we expect and we will continue to drive improved margins.

                Now I would like to turn the call back to Victor to discuss our second quarter and 2006 full year business outlook. Victor, please.

Victor Tong:                Thank you, Tony. It’s now late August so we have a pretty good idea of what our third quarter results will look like. We expect that total revenues would be between 20 and 21 million and net income would be between 900,000 and 1 million or about $0.92, $0.10 per basic share.

                For Q4 2006, the Company expects that total revenue would be between 22 and 23 million and that net income would be between 1 million and 1.3 million or about $0.10 to $0.13 per basic share. For fiscal year 2006, the Company reiterates its previous outlook that the total revenue would be between 74 and 77 million resulting in net income between 3.9 and 4.3 million or about $0.39 to $0.43 per basic share and this assumes no further acquisitions.

                If we are successful in meeting our expectations, it should result in EPS growth of 56% to 72%. This guidance assumes no additional acquisitions. We believe we will achieve this through a gaming market share and growing in the VAS, RVR, CMR market in China and other areas that Tony just talked about while improving our margins to a more favorable mix of business growth and cost savings due to efficiencies across all of our business units. These expectations assume that we do not make any additional acquisitions during the year again.

                Finally, I’d like to comment briefly on our infrastructure. We know that many investors have been disappointed by the delays in the past regarding our financial filings. During the past six months, or more like 16 months, we have grown rapidly both organically and through acquisitions. We recognize that as we continue to grow it is essential that we have the people and the systems in place to both manage and track the performance of our business and that we can file our financial results on a timely basis. We believe although we filed an extension for the first quarter, that we will be in a position to communicate in a timely basis in future financial results including this quarter.

                Now I’d like to open up the call for questions.

Operator:                      Ladies and gentlemen to ask a question, please press the one key on your telephone. To ensure that everyone has an opportunity to ask a question, we ask that you limit your questions to two per line. If you have additional questions please press the one key. Once the next caller is announced you’ll be placed back into the queue to ask your questions.

                Our first question comes from the line of Will Lyons (sp?) with Westminster Securities. Please go ahead.

Will Lyons:          Good morning gentlemen.

Tony Tong:           Hello Will.

Will Lyons:          Congratulations on another great quarter.

Tony Tong:           Oh, thank you.

Will Lyons:         It must be a challenge though with all the things you have on your plate. I have a couple -- I guess we’re only allowed to ask two questions at a time, so my first one would be am I correct in thinking that breaking it down between your four operating segments, if you will, the outsourcing business sequentially saw a $500,000 increase in revenue compared to Q1 ’06. Is that correct?

Tony Tong:           I think the PR just went out, you know, just about five, 10 minutes ago…

Will Lyons:          Yeah.

Tony Tong:          …and actually all the details are in the PR. So, yeah, maybe Victor you want to reiterate the number. But if you guys check the Yahoo! News you should be able to…

Will Lyons:         No, no, we saw it I just want to make sure we got the numbers correctly. It looks like the value added services business dropped substantially quarter-on-quarter and the communications business almost tripled quarter-on-quarter. I just want to make sure we got those numbers correct.

Victor Tong:        Yes we believe the numbers are correct.

Will Lyons:         What’s your thinking going forward, you’ve given us an overall view of revenues and overall revenues are going to grow substantially if your numbers are correct. But it’s a little hard for those of us looking from the outside into the company to understand where growth is. So if you could give us some help in each of your segments that would be useful.

Victor Tong:        Well we have continuously communicated to the street that for the outsourcing part because it’s very heavily labor based and it’s very hard to scale quite rapidly. So we believe the organic growth that was been given to the street would be about 15% for the first segment of our outsourcing units, both the bottom line and the top line.

Will Lyons:          Okay.

Victor Tong:        Now however, quarter-to-quarter there may be some fluctuations, but if you compare year-to-year that has always been, you know, this kind of, you know, between 15% or 20% year-to-year new growth. For the second segment DAS, we have communicated to the street that our year-to-year growth should be about 30% or 40%. Now that was before the China Mobile recent new policy or actually, you know, it was I think being submitted by the MII in China. And because of that, the growth would be reduced. We have not really calculated it yet and we have -- I think we have told the street that in comparison with other SPS of China like those you might have heard on the news that have seen their stock drop quite substantially.

Will Lyons:         Sure.

Victor Tong:               Our impairment of this unit should be only about 10% or maximum of 20%. Now that’s assuming that this policy would be implemented from the central China down to the provincial China provinces. We have not seen that has happened that rapidly so it maybe safe to assume that we will be only about 5% or 10% or maybe it wouldn’t be effected at all if we assumed that the margin will be still continue to grow.

               Now the third area is our communications product area and that is as a result of the acquisition of iMobile or AT900 that you saw the substantial jump in the quarterly revenue.

Will Lyons:          Yes.

Victor Tong:        So, and we believe that this is still a very good area especially because we moved from the very low end of the offline business to the very high-end of the online business the B2B business and we are the leader in China so we are like the Amazon of cell phones in China with the iMobile. So this part is really a -- would be a shining star.

               And the other areas that we should see a huge growth would be in the fourth area, you know, in other areas that Tony briefly touched on.

Will Lyons:         And that would be primarily in the energy business or other parts of that?

Victor Tong:        Energy and we also opened up the Macao casino business and also in some other products business as well.

Tony Tong:          It’s gaming technology business. And actually one of our subsidiaries -- this is Tony Tong by the way -- one of our subsidiaries is called Take1 Technology and that has been part of our business for the last three years and we invested in this company three years ago and we have made several press releases about its entrance into Las Vegas and so on. And recently, you know, along with the Take1 Technologies our subsidiary and another company which is called Able Entertainment that we recently acquired, actually they have -- they have very similar technologies. So we are entering in the gaming technology business similar to what ITT does with the Las Vegas casinos. We are now the, through our subsidiary PacificNet Games Limited and the acquisition of Able Entertainment Technologies Limited, we are now selling and marketing the only, you know, Chinese localized gaming product in Macao that’s approved by the Macao gaming commission. So we believe, you know, the entry barrier is pretty high for this kind of product, it’s not like somebody can come up with a product and sell in Macao immediately. And we have -- we expect growth coming from both the Take1 subsidiary and the newly acquired PacificNet Games and Able Entertainment subsidiaries.

Will Lyons:         And those will remain in the other business segment?

Tony Tong:          So far the Take1 is part of our group three, actually it’s part of the communication distributions business because we’re designing and distributing the kiosks and the machines, the slot machines for the Macao gaming market.

Victor Tong:        And these kiosks are multimedia enabled including PCs of getting Internet connectivity and MMS and all these other capabilities.

Will Lyons:         Okay. My second question is just more of an accounting question. It appears, looking at your historical reporting and operating income for each segment, that you assign your SG&A across your four divisions or four segments, 40% in outsourcing and 20% for the remaining three. Is that correct?

Victor Tong:        Let me see.

Will Lyons:          If not, how do you assign your SG&A across your four segments when you report?

Tony Tong:         Because every company is an independent subsidiary so it’s not like that we just assign some numbers for each subsidiary, it’s their actual, you know, company organizational structure. So the SG&A number that you see actually, you know, you will be seeing in the 10-Q that we’ll be filing very soon, is a consolidated number from all these various subsidiaries and we don’t, you know, theoretically just assign like a corporate overhead to every subsidiary, it’s an actual overhead management and sales expense.

Will Lyons:          At the actual operating subsidiary level?

Victor Tong:        Yes, yes and let me just fill in a little bit. Each subsidiary they are an independent business unit which means they have their executive management team, CEO, CFO and, you know, marketing and technology and everything, so they already have their SG&A, as Tony just said, and then they report their net profit to us to consolidate. And then in the group level or in the corporate level we’ll have our own overhead such as compliance audit fees and, you know, maybe a little bit of Sarbanes right now, but definitely D&O insurance and all the other fees, licensing fee and all those, so this is how we get those. But usually, you know, these SG&A are -- they’re from the subsidiary level.

Will Lyons:          Okay.

Tony Tong:          Most of the costs of maintaining their public company, as Victor said the BMO insurance, the Sarbanes-Oxley and stuff, that a lot of that cost is under group four, under our so called the other business.

Will Lyons:          Okay.

Tony Tong:           Group four.

Will Lyons:          All Right. Thanks. I’ll get back in the queue.

Tony Tong:           Okay.

Victor Tong:        Thank you.

Operator:          Again ladies and gentlemen, if you would like to ask a question, please press the one key on your touchtone phone.

                Our next question comes from the line of Albert Lee. Please go ahead.

Albert Lee:           Hey guys.

Victor Tong:        Hey Albert.

Albert Lee:          Hi. In light of your comments regarding, you know, either demand outlooks for outsourcing services, we -- where you guys only saw a marginal growth, you know, marginal increase in your top line in the period and actually a decline in your, you know, your operating income. I’m just wondering how you’re rationalizing the 15% organic growth that you expect to see in this segment and what the implications are, I guess, for your -- for the margins in the business. I mean, are they -- do you see that profitability in the business in the segment increasing over time as well? Do you see that kind of stay, you know, staying, you know, where it’s at? I was wondering if you could just kind of elaborate on that.

Tony Tong:           Maybe -- this is Tony -- I’ll start first.

Albert Lee:           Okay.

Tony Tong:           In the outsourcing business, I think, the numbers that you’re seeing I see that, you know, on the surface it doesn’t appear that there’s huge growth in that area but there’s a lot of things that’s happening. About two years ago we announced a partnership with the largest call center, Bell System 24, the largest call center from Japan, and we have since then started a much closer relationship with this business partner. And I think that we -- that’s why we feel very confident that we’re going to see a lot of growth in this area, probably in terms of the synergy development. In the call center business right now, many of you have seen the Hong Kong call center, earlier this year we started our Guangzhou call center and we are also operating a small call center in Shanghai right now. So we are still very excited about the future of the outsourcing telemarketing call center business. And we are also planning to move into the more -- the higher margin type of call center business which is in the further value added service part such as providing E-Commerce for film and services, for providing logistic, you know, (inaudible), logistic type of services integrating with a traditional call center.

                The traditional call center is primarily a lot of facility management, we charge per head of receipt which is -- which doesn’t allow you to have very big margins. But in the recent months we have -- beginning to explore more and more new business model that is not just based on charging on a per head or a per call or a per fee basis. So I think we’re going to be seeing a lot of new growth in this area as a result of the, you know, rising our level of service to some just purely the per fee based call center to a more value added service based call center utilizing E-Commerce, integrating with logistics and payment services. And even the mail order direct response TV, the RTV business. There’s a lot of activity going on in that area as well.

Albert Lee:   Is that the E-Commerce business with respect to the iMobile…?

Tony Tong:   Currently -- exactly, the E-Commerce business is still classified as category group three and -- but, for example, when many other partners that come to us looking for solutions they are very, very intrigued model of iMobile because they see that they don’t want just somebody to answer the phone, they want somebody to take care of the products, to collect payment, to take care of the logistics, to have online and offline solutions. So we’re seeing new business opportunities similar to iMobile as a result of the acquisition of iMobile. And we -- because our clients asked us to provide, you know, further value added services and now we are in, you know, in discussion with many of them to provide this type of expanded services that’s going to give us higher margin, hopefully, and that’s somewhat similar to the iMobile business.

Victor Tong:        Yeah and…

Tony Tong:   For other products.

Victor Tong:        And regarding to the margin and also the quarterly increase or gross margin increase or operating profit of the outsourcing unit, I think one has, you know, one has to remember, like what Tony just said, we are expensing quite a lot in terms of expanding to China like setting up the call center in Guanchao and all those. So on the surface, you know, maybe the net margin that we derive from the call center and from all our other activities are really at the infancy level, but one has to really look into China as like, you know, like a big, big, big market and most of the call centers in China are really not profitably, they’re barely breaking even. And we are the only one there who really has substantial assets or revenue or profits to be listed in the US Exchange. And if we maintain this kind of leadership, we believe that we can continue to grow in organic growth which will try to keep as, you know, 10%, 15% or 20% growth over time, but more importantly that there will be a series of M&As in the future.

Albert Lee:           (Inaudible).

Tony Tong:          And also for those who had the opportunity to visit our Beijing and China offices, you see that our company has expanded very quickly and our costs has gone higher. So despite all the increased cost and facility, you know, new facility additions to our group, we are still being able to demonstrate the profit growth. I think I’m happy about it. But if we just saved up all the money and don’t add up the people and the facility we could have made far more profits then than what we actually deliver.

Albert Lee:           Yeah. Okay. Did you say you had a new call center initiative in Shanghai?

Tony Tong:          Yes, that’s right. We are actually using or renting other provider’s call center because we didn’t want to invest in a new call center, but at some point we may set up our own call center.

Albert Lee:          Okay. And what do the -- with respect to the VAS business, I was wondering if you could give us a quick update on the iPACT rollout and where you stand with that and what your, you know, current expectations are for that business or for that, you know, strategy?

Victor Tong:        Well I think, you know, iPACT the corporate strategy is to continue to rollout iPACT, but as one can, you know, understand that the whole China VAS market is really, you know, crumbling. So that’s why we are, you know, continually reevaluating our position and we have slowed down quite a bit in our money or cash investment into this area. But we are looking forward to the, you know, to this kind of implementation or the new regulatory changes in the China Mobile in the MII states. We are hoping that it will only affect the overall China market but it should not affect the local regional market and the provincial and the township market which is what iPACT is really based upon.

                If you look at the MII rulings, it’s really effecting mostly to the SMS or text message or MMS or maybe a little bit of WAP area because all these areas rely heavily on the absence of promotion by sending out a bunch of stamps or slamming people by using text messages. But our IVR because customers actively dial our number, which means that if they dial our number we do not get them to dial our 900 or 800 number, which means that the IVR market if you look across all the other listed companies in the SP areas in China, the IVR is the area that would get least effected. Which means that that further solidifies our position in the iPACT area that we should continue in the IVR area in the township level and the provincial level which it should not get that much affected by the nationwide regulatory changes of China Mobile, but that still as a way to see change. So we are -- we’re really waiting to be, you know, to have further guidance from the regulatory sector.

Tony Tong:   I just want to point out, you know, recently there’s a lot of concerns for investors, callers or the analysts all very -- asking a lot of questions about the China’s VAS future due to what has already happened to a lot of VAS stocks. I have, you know, when Victor and I went to meet the US investors even from two, three years ago, we have always told our investors that PacificNet has always been a very diversified company in terms of, you know, the industry, in terms of our clientele, in terms of geographical coverage. You know, we have revenues coming from mainland China, Hong Kong and now Macao and some from, you know, Europe and overseas. We have our clients coming from the telecom industry, from insurance, banking industry, from retail, consuming goods, supermarkets. So we are a service provider and the VAS business is only a portion of this business. There is, due to the new MII and China Mobile policy, yeah, there’s some changes, but as Victor said these changes are not devastating because that’s not our core business. We have never been a core, you know, a pure play that does nothing but SMS or these kinds of VAS services. And none of our, you know, customers, single largest customers, account for a very significant like 5% or 10% of our profit or revenue.

                So we are very much different from all these other guys who have their profit and revenue generated like 70%, 80% from China Mobile and that’s, you know, that’s how we’re different. I see that somehow, you know, sometimes our stock gets affected the same way as these others, but I really don’t think some of these people understand the difference. And as I also read a lot of these other pure play SMS, VAS providers in China are saying that they plan to diversify to become CT, to acquire music companies, to do E-Commerce and so on. Well that’s what we’ve been doing three years ago, that we’ve always been a pretty diversified company. I think in China to survive, to grow, you should not have one single largest customer that can tell you -- that can rule your life and death and it’s always been our policy to spread out the risk to have a variety of customers from a variety of industries and geographical regions. So that’s my summary.

Albert Lee:          Okay. And lastly, the -- I think you mentioned this -- but your communications business saw a more than a doubling here. What portion of that 8.9 million is attributable to iMobile?

Victor Tong:        iMobile we do not break them down. Like again, you know, for the competitive reason we don’t break down by unit or by business unit, by subsidiary level, so we group them into one lump sum. So what you see is what you get. I apologize.

Albert Lee:           Okay. But the margins appear -- the operating margin in this segment appear to be roughly flat, right, quarter -- or year-over-year?

Victor Tong:        Well yes, it appears to be flat but again, I think we believe that as we go more into the online area that should really compensate our weakness in our offline area because online, you know, everybody understands that there will be more growth.

Albert Lee:           Right. Okay. Okay, great, thank you.

Victor Tong:        Okay. Thank you very much Albert.

Operator:              Our next question comes from the line of Tian Hou with CE Unterberg. Please go ahead.

Tian Hou:          Hi, this is (inaudible) Tian. How are you?

Victor Tong:        Hi, Tian.

Tian Hou:             I just have a question, the first question will be the expense, and for the expense you have, you know, several actual expense for the second quarter; one is you added management expense as a result of a SOX compliance and auditing fees and the convertible bonds interest. So among those, what is -- what are -- some of them are permanent, what are the one time. Shall I assume that auditing fees will be one time?

Victor Tong:        Very good question. Audit fee, we usually charge the audit fee the most in Q2 because we are not an accelerative power which means that we do our audit some time in, you know, we try to finish it by March so the expense would come out in about April or May, which means that we prepay or we do most of the auditing sometime in Q2. So Q2 is always the most expensive Q for audit expense. And our audit fee in the past one year has more than doubled because our company has dramatically scaled up. And so we don’t see that as one time we see that as cyclical and every Q2 would be recurring.

                For the convertible interest, we see it, as people can see, we raised 8 million convertible debenture when our stock was at about 7, we raised it at a conversion price of 10 and prepaid interest of 5% which is 400,000, 400,000 divided by four quarters, so each quarter we are paying 100,000 in interest and also some amortization of the fee to -- of broker’s fees or what -- or in general the pipe fees. And these fees and along with the interest expense, they are quarterly expensed for the next 11 quarters so close to three years. And beyond that, you know, hopefully we start that -- we hope that to start with 2007 there will be conversion happening and then these fees will be removed, but we have to be prepared that these expense will be there.

                For the Sarbanes-Oxley fee, we have heard that SEC may be more lenient to the non-accelerated filers such as PacificNet. So we’re currently waiting ourselves to try to slow down a little bit, but we really have aggressively done a lot of hiring in terms of audit and Sarbanes-Oxley and we’re pretty confident that our Beijing team is really good.

                And the other fees including like BMO insurance, you know, every quarter we have some fees to be paying, but these are permanent and we’re just lucky that the insurance costs rather than writing up is actually decreasing a little bit. So these are just summing up some of the fees. And if we don’t have this more than 0.5 million or $600,000 or $700,000 of these kind of fees, our revenue or our profit for Q2 should be closer to 1.5 million rather than this 900,000 right now.

Tian Hou:             Okay. My second question would be in your distribution business, I guess the difference -- in terms of revenue difference, is that in Q2 your consolidated revenue come from iMobile, right?

Victor Tong:        Yes.

Tian Hou:              Okay. And I want you to, you know, to confirm my assumption, the iMobile is not a profitable division.

Victor Tong:         It is profitable.

Tian Hou:             So make a lower profit? Because in the Q1 your distribution business of a region margin was 10% and in Q2 after you add this business, operating margin become 2%. So there are only two assumptions. One, is your offline distribution, you know, increase expense dramatically in Q2 didn’t make money and your iMobile make money to make some, you know, (inaudible) operating margin is one assumption. This other one will be the opposite. So which is correct?

Victor Tong:        Well I don’t want to speculate because, you know, we don’t have all the details right here, but what I can tell you is that one, is that we are a very a small company and this kind of fluctuations may be, you know, shifting of inventory or revenue from one quarter to the next quarter or payable or something like that. So quarter-to-quarter isn’t really that meaningful, I think year-to-year would be a better comparison. But either way, we believe that this kind of revenue or profit should be going up and maybe -- and also remember that before iMobile we have always had the communication business going on like wholesale of phones and all the phone cards and other areas. And it may have been that in Q1 we see more revenue than in Q2, you know, it wasn’t -- we didn’t have that many profitable contracts or something like that. So it means that we can give more highlights to other people.

                So -- but iMobile by itself is obligated under the sales and purchase agreement each year to generate about 3 or 4 million revenue RMB and they’re executing it. So it’s a very profitable business in comparison to other E-Commerce business in China which most of them are not profitable and are burning through cash.

Tian Hou:             Okay. That’s good. The other -- the other business line is a wireless. The wireless business the policy was taking in place in July so certainly second quarter’s revenue, you know, shouldn’t be impacted by that policy and however, there’s a 1.5 million decrease quarter-to-quarter. Can I actually feel this decline to your ChinaGoHi business if -- or can you give me more color on that?

Victor Tong:        Yes, ChinaGoHi business definitely suffered, but we have already been, you know, briefing investors even back in 2005. So the ChinaGoHi business would be permanent and is because of the regulation from CSRC, the Chinese equivalent of SEC. So that we are guiding the street rather than -- rather than getting $4 million US of profit from ChinaGoHi in the year 2006, currently we’re probably guiding that it may be as little as 4 million RMB so only an 8th of what we had before.

                So under this kind of tremendous pressure, we are still trying to stake ourselves to have the previous guidance of full year of closer to $0.40 to make up the losses from a little bit of VAS and a little bit more from ChinaGoHi. I think the management has done a spectacular job in trying to make up in other areas.

Tian Hou:             Okay. Regarding the call center business, you opened a Hong Kong -- Guangzhou call center office earlier this year, and has that business been utilized or what percentage of utilization it is currently?

Victor Tong:        We cannot give any guidance on that because we have pending press releases coming out, but Tony may be able to give just a little highlight. But we don’t want to give it away all, you know, in this conference call but business is strong.

Tony Tong:           One hundred percent.

Victor Tong:        Yeah.

Tony Tong:           It’s all utilized 100%.

Tian Hou:              In…

Tony Tong:           Guangzhou call center is all utilized 100%.

Tian Hou:              So how many seats there, 400?

Tony Tong:           About 350.

Tian Hou:              Three hundred and fifty. So the Hong Kong seat was 650, right?

Tony Tong:           Yes, but we also added capacity in Hong Kong also we added several small call centers in Hong Kong.

Tian Hou:             Okay. Also, can you just give me a little bit color on the -- what you -- Tony, what you just mentioned the two acquisitions, one is the energy business another one would be the casino business? And I think I know a little bit more better about casino business, but for the energy business it sounds pretty new to me.

Victor Tong:        Okay. The All Link Hong Kong Limited that’s not energy business that’s CCTV, surveillance, security, they’re a technology and service provider in that. And actually we will have a more detailed press release regarding this and regarding both acquisitions that’s going to be coming up very soon.

                The -- so they All Link business is a company that has been around Hong Kong for a long time, it has the leading market share in its sector. It’s basically serving the property management, the hotels, the residential and commercial properties, in Hong Kong, in Southern China and some in Macao also. So we have been distributing their product in the past and it has come to us and as very good opportunity for us to further integrate in the product line, in the value chain. So we decided over the last year we negotiated the contract and we are going to announce the details of the acquisition very soon.

Tian Hou:              So for both of them, you haven’t made any announcement so far.

Victor Tong:        We have not.

Tian Hou:              So are you going to talk about on this call, like what percentage you acquired and are they a profitable business?

Victor Tong:        Yes, actually this is in the 10-Q so you will see it very soon. We have not made a public announcement on this. I guess on this conference call I’m talking about it right now that makes it a…

Tian Hou:             Make it public.

Victor Tong:        …public announcement. So the All Link acquisition is 80%, we acquired 80% of All Link. So that’s the security surveillance company.

Tian Hou:             (Inaudible)?

Victor Tong:        Sorry?

Tian Hou:             When do you expect to consolidate the books?

Victor Tong:        The acquisition date is early august, so we’re going to consolidate its numbers in Q3.

Tian Hou:             Mm-hmm, yep. What about the casino business?

Victor Tong:        Okay. The gaming technology business, yeah, we’re not -- again it’s not a casino business, we did not acquire a casino, we’re acquiring a gaming technology provider similar to IGT. This company is the leading, you know, authorized by Macao Gaming Commission, it’s a leading gaming technology provider for the localized Chinese games, mainly the slot machines and the other -- several other games that, you know, most popular in China in Macao in Asia, played by Asians. And the IGT slot machines are mostly, you know, for the Westerners and they’re very popular in Vegas. But most of these IGT type slot machines in Macao they are not really, you know, very well used in Macao so we are developing this new type of machine. And again I’ll -- this should be coming out -- there will be some more information about this in our 10-Q and there will also be a detailed press release regarding this transaction.

Tian Hou:              Okay.

Victor Tong:        And the consolidation should happen in Q3 also.

Tian Hou:          Okay. Just several housekeeping items, one is what is the total share accounts you use for the fully diluted you used in this financial statement?

Tony Tong:           It’s about 11 million, right, Victor?

Victor Tong:        No, fully diluted is more than 13 million.

Tony Tong:           Oh, okay.

Victor Tong:        But you see in the Q. We, you know, because the conference call (inaudible) is -- we have limited time, but hopefully the Q will come out soon.

Tony Tong:           Yeah. The basic share is 11.3 million and the fully diluted, like Victor said, should be in the Q. And this should not be somewhat…

Tian Hou:          Is that 13 million?

Tony Tong:           …different from the previous quarters.

Tian Hou:          What is it Tony?

Tony Tong:           The basic is 11.3 million shares, the fully diluted shares will be in the 10-Q but it should not be a lot higher than what you saw in the last Q.

Tian Hou:              Okay, got it.

Victor Tong:        Okay. Well maybe I could just say that it is 13,983,497 shares.

Tian Hou:             13,983.497.

Victor Tong:        497.

Tian Hou:              Okay.

Victor Tong:        Or closer to 14 million.

Tian Hou:             Wow, okay.

Victor Tong:        And 11.39 -- no, 11.369336 outstanding.

Tian Hou:              Okay, got it. In the balance sheet there is account receivable -- account receivable, you know, compare with end of ’05 tripled almost. So why is that?

Tony Tong:           Okay. Well because look at the revenue we’re doing far more business. So there’s -- it’s -- I think it’s in proportion with the business that we’re doing. The revenue has grown a lot and these are all new accounts receivable items and they should all be collected in Q3 and in Q4. So I really don’t have much problem with these kinds of accounts receivable items.

Victor Tong:        And we have teams of people, you know, scrutinizing and also our auditors scrutinizing all of the accounting -- accounts receivables. And some of them are actually good to the fact that we have complex legal structures like we have the DE the Domestic Enterprise Company that’s trading with WOFE with the BVI.

Tian Hou:          Okay. That concludes all my questions. Thank you.

Victor Tong:        Thank you, Tian.

Tony Tong:                           Thank you.

Operator:          Our last question comes from the line of Will Lions with Westminster Securities. Please go ahead.

Tony Tong:           Hello, Will again.

Will Lyons:         Hi again. You’ve talked about the fact you’ve had to make a lot of investment in people and that’s obviously why that’s happened. Do you feel like your internal infrastructure so to speak, your accounting, auditing, as of the end of June was where you want to be or do you need to do some more hiring?

Victor Tong:        Well we cannot comment on future hiring, but we have already done substantial hiring ourselves and we feel that we have gotten our books in order and we have been very forthcoming with our auditors. So we have grown our audit and internal accounting division and the compliance division faster than the growth of our company. So we have finally caught up as of, you know, one or two quarters ago, but right now we believe that we are actually leading a little bit. So -- but we want to be really, really leading, so before the auditors or anybody else thought about anything, we could come up with anything. So we, you know, we should do some more hiring but probably not more than a few staff because we, you know, we feel that we currently have closer to 20 or 30 corporate people just to handle these kind of compliance issues. Not counting our subsidiary level, they are probably more than closer to 50 or 70 people doing accounting or corporate compliance (inaudible) issue.

Will Lyons:         And the press release today mentions that the internal audit group will do a review or audit at each of your subsidiaries every month meaning three times per quarter, do I understand that correctly?

Victor Tong:        Yes, what we meant is that rather than in the past we have been getting the financials -- the consolidated financials from the subsidiaries on a quarterly basis in the future or starting from Q2. What we have done was that we have implemented KingDee which is the SAT or Oracle of China in the financial accounting software corporate-wide to at least half of the subsidiaries right now.

                So all of these subsidiaries are directly entering their information or transactions, detailed transactions, into our financial accounting system through our VPN secure firewall and all these things. So we have instant information based on their daily transactions. And on the monthly basis we’ll compare notes that if we have related party transactions, if we have intercompany trading and all these things and also we’ll help them to verify with their bank statement and all those, really try to catch up on the monthly -- month-by-month basis rather than at the end of the quarter. Because we have learned through our past delayed filing, the heavy cost of not being really forthcoming or upfront or really getting the stuff ready. So we have decided, you know, every month we will do an internal audit.

Will Lyons:          That’s great, I think that’s a good move guys. Thanks.

Tony Tong:          Maybe I just add a point for some of the guys who have visited the company you see that the accounting department has grown a lot. The SOX department in Beijing has also grown a lot, that’s a new department. And I believe we have made a lot of the key hirings in the mid -- low to mid level. We may hire a few more very key top level staff in the future and also I believe the implementation of this corporate-wide accounting, unified accounting system, as we mentioned in the 10-K is the key to our success. Even though we are not an accelerator filing right now, we do plan to be an accelerator filing hopefully soon as the company grows and we hope -- we want to get our accounting department in order so that they will be ready -- they will be prepared well in advance to become -- for us to become an accelerator filing and to meet the much astringent deadlines of the 10-Ks and 10-Qs in the future.

Will Lyons:          Okay, great, thanks.

Victor Tong:        Thank you.

Operator:          Gentlemen, there are no further questions.

Tony Tong:           Okay. Again, I’d like to thank everyone for joining us today and we thank you for your continued support of the company. It is a very exciting experience to be here. If you -- if any one of you wants to come over to China and look at our operations I think you’ll be excited too. But anyway, we look forward to speaking with you again after the release of our third quarter results. Good day. Thank you.

Operator:             Ladies and gentlemen, a replay of this call will be available to you within one hour. You can ask us to replay by dialing 1-800-207-7077 and entering PIN number 4990. Again, that phone number is 1-800-207-7077 PIN number 4990.

                Ladies and gentlemen this concludes today’s presentation. Thank you for your participation. You may now disconnect.